Exhibit 4.1

DESCRIPTION OF SECURITIES

Capitalized terms used but not defined herein have the meaning ascribed to them in the annual report on Form 10-K to which this Description of Securities is an exhibit.

Capital Stock

PIMCO Capital Solutions BDC Corp.’s (the “Company”) authorized stock consists of 250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 1,000,000 shares of preferred stock, par value $0.001 per share. There is currently no market for the Company’s Common Stock, and the Company can offer no assurances that a market for its shares of Common Stock will develop in the future. There are no outstanding options or warrants to purchase the Company’s Common Stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, holders of the Company’s Common Stock (“Stockholders”) generally are not personally liable for the debts or obligations of the Company.

Common Stock

All shares of the Company’s Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of the Company’s Common Stock if, as and when authorized by the Company’s Board of Directors (the “Board”) and declared by the Company out of funds legally available therefor. Shares of the Company’s Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by the Company’s Certificate of Incorporation, federal and state securities laws or by contract. In the event of the Company’s liquidation, dissolution or winding up, each share of the Company’s Common Stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time. Each share of the Company’s Common Stock is entitled to one vote on all matters submitted to a vote of Stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of the Company’s Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Common Stock can elect all of the Company’s directors, and holders of less than a majority of such shares will not be able to elect any directors.

Transferability of Shares

Prior to an initial public offering (“IPO”), Stockholders may not sell, assign, transfer or pledge (each, a “Transfer”) any Common Stock, rights or obligations unless (i) the Company gives consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on the Company’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a Stockholder in the Company.

Following an IPO, Stockholders may be restricted from selling or transferring their shares of the Company’s Common Stock for a certain period of time by applicable securities laws or contractually by a lock-up agreement with the underwriters of the IPO.

Dissolution of the Company

The Company shall be dissolved upon the first to occur of the following:

(a)	the mutual agreement of the Board and 66 2/3% in interest of Stockholders;

(b)

the vote of a majority of Stockholders in the event that Pacific Investment Management Company LLC (“the Advisor”) or any of the Company’s portfolio managers or any affiliate thereof (the “PIMCO Executives”) has engaged in Disabling Conduct (as defined below);

(c)

the vote of both eighty percent (80%) in Common Stocks and eighty percent (80%) in number of Stockholders in the event that the Advisor or any of the PIMCO Executives has breached their applicable standard of care;

(d)	the sale or other disposition of all or substantially all of the Company’s assets; or

(e)	the entry of any order of judicial dissolution, if permitted under the 1940 Act.

As used herein, “Disabling Conduct” means that the applicable individual or entity (i) engaged in gross negligence, recklessness or willful misconduct in connection with the management of the affairs of the Company, and such act or omission has or is reasonably likely to have a material adverse financial effect on the Company; (ii) committed a knowing and material violation (including breach of fiduciary duties to the Company or its Stockholders) and such violation has or is reasonably likely to have a material adverse financial effect on the Company; (iii) committed fraud in the management of the affairs of the Company; (iv) committed a willful violation of law in the management of the affairs of the Company and such violation has or is reasonably likely to have a material adverse financial effect on the Company; (v) has been convicted by a court of competent jurisdiction of a felony violation of the federal securities laws or of a felony violation (other than a motor vehicle felony) involving moral turpitude; or (vi) has been permanently enjoined by an order, judgment or decree of any governmental authority with respect to a violation of the federal securities laws; provided, however, that any such act, omission or event shall not be deemed to constitute Disabling Conduct by a PIMCO Executive if within twenty (20) days of, with respect to clauses (i), (ii), (iii) and (iv), the date on which the Board or Advisor becomes aware of such conduct, and with respect to clauses (v) and (vi), the occurrence of such event, or such longer time period as may be approved by the Board, (A) such PIMCO Executive’s employment with the Advisor is terminated and (B) the Company is made whole for any actual financial loss of the Company (reduced by any amounts received by the Company as insurance proceeds), if any, directly caused by such act, omission or event (which, for the avoidance of doubt, shall not include indirect damages, consequential damages, lost profits or similar damages).

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The indemnification of the Company’s officers and directors is governed by Section 145 of the DGCL, the Certificate of Incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the Stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it is ultimately determined that he or she was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of Stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

The Certificate of Incorporation provides that the Company’s directors will not be liable to the Company or the Company’s Stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its Stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its Stockholders, (2) for which the director would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his or her duties, or by reason of his or her reckless disregard of his obligations and duties to the Company, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.

The bylaws provide for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may hereafter be amended.

As a BDC, the Company is not permitted to and will not indemnify the Advisor, any of its executive officers and directors, or any other person against liability arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office, or by reason of reckless disregard of obligations and duties of such person arising under contract or agreement.

Delaware Anti-takeover Law

The DGCL contains provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the Company’s Stockholders. The Company believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

The Board will adopt a resolution exempting from Section 203 of the DGCL any business combination between the Company and any other person, subject to prior approval of such business combination by the Board, including approval by a majority of the independent directors of the Company.

Classified Board of Directors

The Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of the Company or removal of its incumbent management more difficult. The Company believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of its management and policies.

Election of Directors

The Company’s Certificate of Incorporation and bylaws provide that the affirmative vote of the holders of a majority of the votes cast by Stockholders present in person or by proxy at an annual or special meeting of Stockholders and entitled to vote at such meeting is required to elect a director. Under the Company’s Certificate of Incorporation, the Board may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

The Certificate of Incorporation provides that the number of directors is set only by the Board in accordance with the bylaws. The bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, unless the bylaws are amended, the number of directors may never be less than four nor more than eight. Under the DGCL, unless the certificate of incorporation provides otherwise (which the Company’s Certificate of Incorporation does not), directors on a classified board such as the Board may be removed only for cause. Under the Certificate of Incorporation and bylaws, any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of Stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Action by Stockholders

The Company’s Certificate of Incorporation provides that Stockholder action can be taken only at an annual or special meeting of Stockholders or by written consent in lieu of a meeting. This may have the effect of delaying consideration of a Stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The Company’s bylaws provide that with respect to an annual meeting of Stockholders, nominations of persons for election to the Board and the proposal of business to be considered by Stockholders may be made only (1) by or at the direction of the Board, (2) pursuant to the Company’s notice of meeting or (3) by a Stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of persons for election to the Board at a special meeting may be made only by or at the direction of the Board, and provided that the Board has determined that directors will be elected at the meeting, by a Stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring Stockholders to give the Company advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform Stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Stockholders. Although the Company’s bylaws do not give the Board any power to disapprove Stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of Stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its Stockholders.

Stockholder Meetings

The Company’s Certificate of Incorporation provides that any action required or permitted to be taken by Stockholders at an annual meeting or special meeting of Stockholders may only be taken if it is properly brought before such meeting. In addition, in lieu of such a meeting, any such action may be taken by the written consent of the Company’s Stockholders. The Company’s Certificate of Incorporation also provides that, except as otherwise required by law, special meetings of the Stockholders can only be called by the Chair of the Board, the Chief Executive Officer or the Board. In addition, the Company’s bylaws establish an advance notice procedure for Stockholder proposals to be brought before an annual meeting of Stockholders, including proposed nominations of candidates for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a Stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the Stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next Stockholder meeting Stockholder actions that are favored by the holders of a majority of the Company’s outstanding voting securities.

Calling of Special Meetings of Stockholders

The Company’s Certificate of Incorporation provides that special meetings of Stockholders may be called by the Board, the Chair of the Board and the Chief Executive Officer.

Conflict with 1940 Act

The Company’s bylaws provide that, if and to the extent that any provision of the DGCL or any provision of the Company’s Certificate of Incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

The Company’s Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s Stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the Stockholder at the Stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.

The exclusive forum selection provision in the Company’s Certificate of Incorporation and bylaws could limit Stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, or other agents. In addition, Stockholders may have to bring suit in an inconvenient and unfavorable forum. There is uncertainty as to whether a court would enforce such a provision, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, this provision may increase costs for Stockholders in bringing a claim against the Company or its directors, officers or other agents. Any investor purchasing or otherwise acquiring the Company’s shares is deemed to have notice of and consented to the foregoing provision. The exclusive forum selection provision in the Company’s bylaws may limit Stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or other agents, which may discourage lawsuits against the Company and such persons. It is also possible that, notwithstanding such exclusive forum selection provision, a court could rule that such provision is inapplicable or unenforceable. If this occurred, the Company may incur additional costs associated with resolving such action in another forum, which could materially adversely affect the Company’s business, financial condition and results of operations.